Exhibit 10.4

Execution Version

granite point mortgage trust INC.

3 Bryant Park, 24th Floor
New York, NY 10036

October 4, 2020

Stephen Alpart

Re:                                EMPLOYMENT AGREEMENT

Dear Stephen:

This Employment Agreement (the “Agreement”) between you (referred to hereinafter as the “Executive”) and Granite Point Mortgage Trust Inc., a Maryland corporation (the “Company”) sets forth the terms and conditions that shall govern the period of Executive’s employment with the Company (referred to hereinafter as “Employment”).

1.            Duties and Scope of Employment.

(a)            At-Will Employment. Executive will commence full-time Employment with the Company effective as of the Start Date (as defined below), the terms of which will be governed by this Agreement. Executive’s Employment with the Company is for no specified period and constitutes “at will” employment. As a result, Executive is free to terminate Employment at any time, with or without advance notice, and for any reason or for no reason. Similarly, the Company is free to terminate Executive’s Employment at any time, with or without advance notice, and with or without Cause (as defined below). Furthermore, although terms and conditions of Executive’s Employment with the Company may change over time in accordance with the terms of this Agreement, nothing shall change the at-will nature of Executive’s Employment (the period that Executive is employed with the Company, the “Employment Period”). For purposes of this Agreement, the term “Start Date” shall mean the effective date of the internalization agreement to be entered into between Pine River Capital Management L.P. (“Pine River”) and the Company (the “Internalization Agreement”).

(b)            Position and Responsibilities. During the Employment Period, the Company agrees to employ Executive in the position of Chief Investment Officer, Co-Head of Originations. Executive will report to the Company’s Chief Executive Officer (your “Supervisor”), and Executive will be working out of the Company’s office in Manhattan, New York. Executive will perform the duties and have the responsibilities and authority customarily performed and held by an employee in Executive’s position.

(c)            Obligations to the Company. During the Employment Period, Executive shall perform Executive’s duties faithfully and to the best of Executive’s ability and will devote Executive’s full business efforts and time to the Company. During the Employment Period, without the prior written approval of your Supervisor, Executive shall not render services in any capacity to any other Person or engage in any business activities for himself, in each case, that individually or in the aggregate would materially impact Executive’s ability to perform his duties hereunder. Notwithstanding the foregoing, Executive may serve on civic or charitable boards or committees, deliver lectures, fulfill speaking engagements, teach at educational institutions, and manage personal investments without advance written consent of your Supervisor; provided that such activities do not individually or in the aggregate materially interfere with the performance of Executive’s duties under this Agreement or create a potential business or fiduciary conflict. Executive shall comply with the Company’s policies and rules, as they may be in effect from time to time during Executive’s Employment. It is expressly understood and agreed that, to the extent that any such activities have been conducted by Executive, and disclosed in writing to the Company, in each case, prior to the Start Date, the continued conduct of such activities subsequent to the Start Date, to the extent not competitive with the Company, shall not thereafter be deemed to interfere with the performance of Executive’s responsibilities to the Company.

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(d)            Business Opportunities. During Executive’s Employment, Executive shall promptly disclose to the Company each business opportunity of a type, which based upon its prospects and relationship to the business of the Company or its affiliates, the Company might reasonably consider pursuing.

(e)            No Conflicting Obligations. Excluding anything related to Executive’s prior employment with Pine River as described in the Internalization Agreement, Executive represents and warrants to the Company that Executive is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with Executive’s obligations under this Agreement or that would otherwise prohibit Executive from performing Executive’s duties with the Company. In connection with Executive’s Employment, except as permitted under the Internalization Agreement, Executive shall not use or disclose any trade secrets or other proprietary information or intellectual property in which Executive or any other Person has any right, title or interest and Executive’s Employment will not infringe or violate the rights of any other Person. Executive represents and warrants to the Company that Executive has returned all property and confidential information belonging to any prior employer. Nothing herein shall limit the Company’s obligation to indemnify Executive pursuant to the Indemnification Agreement attached hereto as Attachment A (the “Indemnification Agreement”).

2.            Cash and Incentive Compensation.

(a)            Base Salary. The Company shall pay Executive, as compensation for Executive’s services, a base salary at a gross annual rate of $600,000 less all required tax withholdings and other applicable deductions, in accordance with the Company’s standard payroll procedures. The annual compensation specified in this subsection (a), together with any increases in such compensation that the Company may make from time to time, is referred to in this Agreement as the “Base Salary.” Executive’s Base Salary will be subject to review at least annually and increases that will be made based upon the Company’s normal performance review practices. Effective as of the date of any increase to Executive’s Base Salary, the Base Salary as so increased shall be considered the new Base Salary for all purposes of this Agreement.

(b)            Cash Incentive Bonus. Executive will be eligible for an annual cash incentive bonus (the “Cash Bonus”) each calendar year during the Employment Period commencing for calendar year 2021 based upon the achievement of certain objective or subjective criteria (collectively, the “Performance Goals”). The Performance Goals for Executive’s Cash Bonus for a particular year will be established in the sole discretion of, the Company’s Board of Directors (the “Board”) or any Compensation Committee of the Board (the “Committee”) in consultation with the Company’s Chief Executive Officer. The target amount of any such Cash Bonus will be 75% of Executive’s Base Salary (the “Target Bonus”), with the actual amount of the Cash Bonus (i) to be up to 200% of the Target Bonus, equal to or as low as 0% of the Target Bonus, based on the achievement of the Performance Goals as determined by the Board or the Committee as applicable, taking into account recommendations of the Company’s Chief Executive Officer, and (ii) to be paid no later than March 15 of the year following the year for which it is earned. Any Cash Bonus paid to Executive shall be subject to all required tax withholdings and other applicable deductions. Except as provided in Section 6 below, Executive shall not be paid a Cash Bonus unless Executive is employed by the Company on the date when such Cash Bonus is actually paid by the Company

(c)           Long-Term Cash and Equity Plans. During the Employment Period, Executive shall be entitled to receive annual grants under the cash and equity incentive plans, practices, policies, and programs applicable generally to other senior executives of the Company on terms and conditions no less favorable than those provided by the Company to other senior executives of the Company. Without limiting the generality of the foregoing:

(i)            The Company shall grant Executive restricted stock units in respect of a number of shares (each, a “Share”) of the Company’s common stock (each, an “RSU”) equal to (x) $600,000 divided by (y) the Fair Market Value (as defined in the Equity Plan) of a Share on the Start Date (the “Sign-on Award”). The Sign-on Award shall be granted on the Start Date, shall have DERs (as defined in the Equity Plan (as defined below)), and shall be settled in Shares or, at the Company’s option, cash. Subject to Executive’s continuing to provide services to the Company through the relevant vesting dates and the other terms and conditions of this Agreement, the Sign-on Award shall vest and be settled in full on the 5th anniversary of the Start Date. The Sign-on Award will be subject to the terms, definitions and provisions of the Company’s 2017 Equity Incentive Plan (the “Equity Plan”) and the applicable underlying award agreement by and between Executive and the Company (an “Award Agreement”), both of which documents are incorporated herein by reference. In the event of a conflict between the Equity Plan or Award Agreement, on the one hand, and this Agreement, on the other, this Agreement shall govern.

(ii)            The Company shall grant Executive RSUs in respect of a number of Shares equal to (x) $1,200,000 divided by (y) the Fair Market Value of a Share on the Start Date (the “2021 Award”). The 2021 Award shall be granted during January 2021 with a vesting commencement date of January 1, 2021 (the “2021 Award VCD”), shall have DERs, and shall be settled in Shares or, at the Company’s option, cash; provided, however, that if the Company has a Change of Control, the 2021 Award will be granted prior to the consummation of the Change of Control. Fifty percent (50%) of the 2021 Award shall be subject to time-based vesting (the “Time-Based 2021 Award”) and fifty percent (50%) (such number of Shares, the “2021 Target Shares”) shall vest based on the achievement of performance metrics (the “Performance-Based 2021 Award”). Subject to Executive’s continuing to provide services to the Company through the relevant vesting dates and the other terms and conditions of this Agreement, the Time-Based 2021 Award shall vest and be settled in three (3) annual installment on the first three (3) anniversaries of the 2021 Award VCD. For the Performance-Based 2021 Award, the performance period shall run from January 1, 2021 to December 31, 2023 (the “2021 Award Performance Period”) and the performance metrics shall be determined by the Board or Committee, as applicable, based on market data and recommendations from the compensation consultant advising the Board or the Compensation Committee, as applicable, and input from the Company’s Chief Executive Officer. The actual number of Shares earned under the Performance-Based 2021 Award shall range from 0% to 200% of the 2021 Target Shares based on achievement against the performance metrics for the 2021 Award Performance Period and, to the extent earned, shall be settled by March 15, 2024, subject to the Executive’s continued employment through the end of the 2021 Award Performance Period.

(iii)            Commencing with calendar year 2022, on an annual basis, the Company shall grant Executive additional RSUs (each, an “Annual Equity Award”) in respect of a number of Shares equal to (x) a dollar value divided by (y) the Fair Market Value of a Share on the date of grant for the Annual Equity Award. The Company anticipates granting the Annual Equity Awards within sixty (60) days after the start of each calendar year. The Annual Equity Awards shall have DERs, and shall be settled in Shares or, at the Company’s option, cash. A portion of the Annual Equity Award shall be subject to time-based vesting (the “Time-Based Annual Equity Award”) and a portion shall vest based on the achievement of performance metrics (the “Performance-Based Annual Equity Award”). The dollar value of the Annual Equity Award, the proportion of the Annual Equity Award that is Time-Based Annual Equity Award or Performance-Based Annual Equity Award and the performance metrics shall be determined by the Board or Committee, as applicable, based on market data and recommendations from the compensation consultant advising the Board or the Compensation Committee, as applicable, and input from the Company’s Chief Executive Officer. Subject to Executive’s continuing to provide services to the Company through the relevant vesting dates and the other terms and conditions of this Agreement, the Time-Based Annual Equity Awards shall vest and be settled in three (3) equal annual installments on each anniversary of the date of grant. The actual number of Shares earned under the Performance-Based Annual Equity Award shall range from 0% to 200% of the Target Shares (the portion of the annual dollar value for the Annual Equity Award allocated to the Performance-Based Annual Equity Award divided by the Fair Market Value of a Share on the date of grant) based on achievement against the applicable performance goals over the relevant performance period, subject to the Executive’s continued employment through the end of the performance period. Each Performance-Based Annual Equity Award shall be settled by the March 15th of the calendar year following the end of the applicable performance period.

(iv)            The 2021 Award and the Annual Equity Awards will be subject to the terms, definitions and provisions of the Equity Plan and the applicable underlying Award Agreement, both of which documents are incorporated herein by reference. Any RSUs granted under the terms of this Agreement shall be considered “Phantom Shares” for purposes of the Equity Plan.

(d)          Special Award. In consideration for Executive’s performing services for the transition in the internalization process, the Company shall pay to Executive an amount equal to $450,000 on or before December 31, 2020.

3.             Employee Benefits. During the Employment Period, Executive shall be eligible to (a) receive paid time off (“PTO”) in accordance with the Company’s PTO policy, as it may be amended from time to time and (b) participate in the employee benefit plans maintained by the Company and generally available to similarly situated employees of the Company, subject in each case to the generally applicable terms and conditions of the plan or policy in question and to the determinations of any Person or committee administering such employee benefit plan or policy. The Company reserves the right to cancel or change the employee benefit plans, policies and programs it offers to its employees at any time.

4.            Business Expenses. The Company will reimburse Executive for necessary and reasonable business expenses, including air travel benefits consistent with those in effect on the date hereof, incurred in connection with Executive’s duties hereunder upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies.

5.            Rights Upon Termination. Except as expressly provided in Section 6, upon the termination of Executive’s Employment, Executive shall only be entitled to (i) the accrued but unpaid Base Salary compensation and PTO, if any as determined in accordance with Company policy as then in effect, (ii) other benefits earned and the reimbursements described in this Agreement or under any Company-provided plans, policies, and arrangements for the period preceding the effective date of the termination of Employment, each in accordance with the governing documents and policies of any such benefits, reimbursements, plans and arrangements, and (iii) such other compensation or benefits from the Company as may be required by law (collectively, the “Accrued Benefits”).

6.            Termination Benefits.

(a)           Termination without Cause or Resignation for Good Reason and not in Connection with a Change of Control. If (x) the Company (or any parent, subsidiary or successor of the Company) terminates Executive’s employment with the Company for a reason other than Cause, Executive becoming Disabled or Executive’s death, or (y) the Executive resigns for Good Reason, in each case, at any time other than the CIC Period (as defined below), then, in each case, subject to Section 7, Executive will be entitled to the following:

(i)            Accrued Compensation. The Company will pay Executive all Accrued Benefits.

(ii)           Severance Payments. Executive will receive an amount of cash severance equal to (x) the Severance Multiple (as defined below) multiplied by (y) the sum of (a) Executive’s Base Salary and (b) the Target Bonus, in each case, as then in effect on the date of Executive’s separation from service (and ignoring any reduction related to a Good Reason trigger) (the “Cash Severance”). The Cash Severance will be paid in equal installments over a period of twelve (12) months, less all required tax withholdings and other applicable deductions, which will be paid in accordance with the Company’s regular payroll procedures commencing on the Release Deadline (as defined in Section 7(a)); provided that the first payment shall include any amounts that would have been paid to Executive if payment had commenced on the date of Executive’s separation from service. The “Severance Multiple” shall mean 1.5.

(iii)          Prior Year Bonus. To the extent Executive has not yet received a Cash Bonus with respect to a completed performance period, Executive shall receive such Cash Bonus, to the extent such Cash Bonus was earned based on actual performance for such performance period, which shall be paid, if at all, at the same time annual bonuses are paid by the Company to other executives of the Company for such completed performance period, but no later than March 15th of the calendar year following the completed performance period.

(iv)            Pro-Rated Bonus. Executive will be paid, within 10 days after the Release Deadline, a pro-rated Cash Bonus for the fiscal year in which Executive terminates employment equal to (x) the Cash Bonus that Executive would have received, if any, based on actual performance for such fiscal year if Executive had remained in the employ of the Company for the entire fiscal year multiplied by (y) a fraction, the numerator of which is the number of days in the fiscal year through the termination date and the denominator of which is 365 (the “Pro-Rated Bonus”). The Pro-Rated Bonus, if any, shall be paid at the same time annual bonuses are paid by the Company to other executives of the Company for the fiscal year in which the Executive terminated employment, but in no later than March 15th of the calendar year following the calendar year in which Executive terminated employment.

(v)            Continued Employee Benefits. If Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive and Executive’s eligible dependents, within the time period prescribed pursuant to COBRA, the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination or resignation) until the earlier of (A) a period of eighteen (18) months from the last date of employment of Executive with the Company, or (B) the date upon which Executive and/or Executive’s eligible dependents become covered under similar plans. COBRA reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy and will be taxable to the extent required to avoid adverse consequences to Executive or the Company under either Code Section 105(h) or the Patient Protection and Affordable Care Act of 2010.

(vi)            Equity. Executive will receive the following treatment with respect to any then-outstanding and unvested equity awards: (A) continued vesting of any time-based equity awards (including, without limitation, the Sign-on Award, the Time-Based 2021 Award, or the economic equivalent if not granted prior to the termination of employment, and any Time-Based Annual Equity Award) without regard to the continuous service requirement, such that the awards will continue to vest as if Executive had remained in the employ of the Company through each applicable vesting date until such awards are fully vested; and (B) pro-rata vesting acceleration at the end of the applicable performance period with respect to any performance-based equity awards (including any Performance-Based Annual Equity Awards) that Executive would have received based on (x) actual performance through the end of the applicable performance period(s) had Executive remained in the employ of the Company for the entirety of such performance period(s) and (y) the number of days the Executive was employed with the Company during the applicable performance period(s) through and including the Executive’s termination date. Notwithstanding, and in lieu of the forgoing, if a qualifying termination under this Section 6(a) occurs prior to the end of the 2021 Award Performance Period, the Performance-Based 2021 Award shall be converted to a time-based equity award for a number of Shares equal to the 2021 Target Shares vesting in full at the end of the 2021 Award Performance Period and shall be treated as a time-based equity award under Section 6(a)(vi)(A) above (or the economic equivalent will be provided if not granted prior to the termination of employment).

(b)           Termination without Cause or Resignation for Good Reason in Connection with a Change of Control. If, during the three (3)-month period immediately prior to (or otherwise in connection with or in anticipation of a Change of Control), on or during the twenty-four (24)-month period immediately following, a Change of Control (such period, the “CIC Protective Period”), (x) the Company terminates Executive’s employment with the Company for a reason other than Cause, Executive becoming Disabled or Executive’s death, or (y) Executive resigns from such employment for Good Reason, then, in each case, subject to Section 7, Executive will receive the following severance benefits from the Company in lieu of the benefits described in Section 6(a) above:

(i)              Accrued Compensation. The Company will pay Executive all Accrued Benefits.

(ii)             Severance Payment. Executive will receive a lump sum severance payment equal to (x) CIC Multiple (as defined below) multiplied by (y) the sum of (a) Executive’s Base Salary and (b) the Target Bonus, in each case, as then in effect on the date of Executive’s separation from service (and ignoring any reduction related to a Good Reason trigger) (the “CIC Cash Severance”). So long as the Change of Control constitutes a “change in control event within the meaning of Section 409A (a “409A CIC”), the CIC Cash Severance will be paid in a single lump sum on the Release Deadline (as defined in Section 7(a)), less all required tax withholdings and other applicable deductions, in accordance with the Company’s regular payroll procedures and, to the extent required to avoid taxes under Section 409A, otherwise shall be paid in accordance with Section 6(a)(ii). The “CIC Multiple” shall mean 2.0.

(iii)            Prior Year Bonus. To the extent Executive has not yet received a Cash Bonus with respect to a completed performance period, Executive shall receive such Cash Bonus, to the extent such Cash Bonus was earned based on actual performance for such performance period, which shall be paid, if at all, at the same time annual bonuses are paid by the Company to other executives of the Company for such completed performance period, but no later than March 15th of the calendar year following the completed performance period.

(iv)            Pro-Rated Bonus. Executive will be paid, within 10 days after the Release Deadline, a pro-rated Cash Bonus for the fiscal year in which Executive terminates employment equal to (x) the Target Bonus multiplied by (y) a fraction, the numerator of which is the number of days in the fiscal year through the termination date and the denominator of which is 365.

(v)            Continued Employee Benefits. If Executive elects continuation coverage pursuant to COBRA for Executive and Executive’s eligible dependents, within the time period prescribed pursuant to COBRA, the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination or resignation) until the earlier of (A) a period of eighteen (18) months from the last date of employment of Executive with the Company, or (B) the date upon which Executive and/or Executive’s eligible dependents become covered under similar plans. COBRA reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy and will be taxable to the extent required to avoid adverse consequences to Executive or the Company under either Code Section 105(h) or the Patient Protection and Affordable Care Act of 2010.

(vi)            Equity. All of Executive’s then-outstanding and unvested (A) so long as the Change of Control constitutes a 409A CIC, time-based equity awards (including, without limitation, the Sign-on Award, the Time-Based 2021 Award (or the economic equivalent if not granted prior to the termination of employment), and any Time-Based Annual Equity Award) shall immediately vest and become exercisable or settled, as applicable, as of the date of Executive’s termination of employment and, if not a 409A CIC, to the extent necessary to avoid the imposition of taxes under Section 409A, shall vest in the manner contemplated by Section 6(a)(vi)(A); and (B) performance-based equity awards (including any Performance-Based Annual Equity Awards and the Performance-Based 2021 Award, or the economic equivalent will be provided if not granted prior to the termination of employment) shall immediately vest and become exercisable or settled, with respect to the target number of shares subject thereto, as of the date of Executive’s termination of employment; provided, however, that if the Change of Control is not a 409A CIC, then settlement shall occur at the end of the applicable performance period if necessary to avoid adverse tax consequences under Section 409A.

(c)           Disability; Death; Retirement. The Company may terminate Executive’s employment with the Company due to Executive’s Disability upon fifteen (15) days’ prior written notice or payment in lieu thereof. This Agreement shall terminate automatically upon Executive’s death. Executive may terminate Executive’s employment with the Company due to Executive’s Retirement upon one hundred twenty (120) days’ written notice or payment to Executive in lieu thereof, in the Company’s sole discretion. If Executive’s employment with the Company is terminated due to (x) Executive becoming Disabled, (y) Executive’s death or (z) Executive’s Retirement, then Executive or Executive’s estate (as the case may be) will receive the following from the Company, subject to Section 7:

(i)              Accrued Compensation. The Company will pay Executive or Executive’s estate (as the case may be) all Accrued Benefits.

(ii)             Prior Year Bonus. To the extent Executive has not yet received a Cash Bonus with respect to a completed performance period, Executive or Executive’s estate (as the case may be) shall receive such Cash Bonus, to the extent such Cash Bonus was earned based on actual performance for such performance period, which shall be paid, if at all, at the same time annual bonuses are paid by the Company to other executives of the Company for such completed performance period, but no later than March 15th of the calendar year following the completed performance period.

(iii)            Pro-Rated Bonus. Executive or Executive’s estate (as the case may be) will be paid, within 10 days after the Release Deadline, a Pro-Rated Bonus, if any, in accordance with Section 6(a)(iv) above.

(iv)            Continued Employee Benefits. In the case of a termination of Executive’s employment due to Disability only, if Executive elects continuation coverage pursuant to COBRA for Executive and Executive’s eligible dependents, within the time period prescribed pursuant to COBRA, the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination or resignation) until the earlier of (A) a period of eighteen (18) months from the last date of employment of Executive with the Company, or (B) the date upon which Executive and/or Executive’s eligible dependents become covered under similar plans. COBRA reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy and will be taxable to the extent required to avoid adverse consequences to Executive or the Company under either Code Section 105(h) or the Patient Protection and Affordable Care Act of 2010.

(v)             Equity. Executive or Executive’s estate (as the case may be) will receive the same treatment with respect to any then-outstanding and unvested equity awards as set forth in Section 6(a)(vi) above; provided, however, that if termination is a result of Executive’s Retirement during the CIC Protective Period, then Executive will receive the same treatment with respect to any then-outstanding and unvested equity awards as set forth in Section 6(b)(vi) above, except that the number of shares accelerated with respect to any performance-based equity awards (including the Performance-Based Annual Equity Awards) shall be (x) the target number of shares subject to such award multiplied by (y) a fraction, the numerator of which is the number of days the Executive was employed with the Company during the applicable performance period(s) through and including the Executive’s termination date and the denominator of which is the total number of days in the applicable performance period, inclusive.

(d)           Voluntary Resignation; Termination for Cause. If Executive’s employment with the Company is terminated due to (i) Executive’s voluntary resignation (other than for Good Reason), or (ii) the Company’s termination of Executive’s employment with the Company for Cause, then Executive will receive the Accrued Benefits, but will not be entitled to any other compensation or benefits from the Company except to the extent required by law (for example, COBRA). All Accrued Benefits shall in all cases be paid within thirty (30) days of Executive’s termination of employment (or such earlier date as required by applicable law) pursuant to this Section 6(d).

(e)           Timing of Payments. Subject to any specific timing provisions in Section 6(a), 6(b), 6(c), or 6(d), as applicable, or the provisions of Section 7, payment of the severance and benefits hereunder shall be made or commence to be made as soon as practicable following Executive’s termination of employment.

(f)           Exclusive Remedy. In the event of a termination of Executive’s employment with the Company (or any parent, subsidiary or successor of the Company), the provisions of this Section 6 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement (other than the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses). Executive will be entitled to no other severance, benefits, compensation or other payments or rights upon a termination of employment, including, without limitation, any severance payments and/or benefits provided in the Employment Agreement, other than those benefits expressly set forth in Section 6 of this Agreement or pursuant to written equity award agreements with the Company.

(g)           No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment. Following a Change of Control, the Company agrees to pay as incurred (within 10 days following the Company’s receipt of an invoice from the Executive), to the full extent permitted by law, all legal fees and expenses that Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus, in each case, interest on any delayed payment at the applicable federal rate provided for in Code Section 7872(f)(2)(A).

(h)           Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company and its affiliates.

7.            Conditions to Receipt of Severance.

(a)           Release of Claims Agreement. The receipt of any severance payments or benefits pursuant to this Agreement is subject to Executive signing and not revoking a separation agreement and release of claims in the form attached hereto as Attachment B (the “Release”), which must become effective no later than the sixtieth (60th) day following Executive’s termination of employment (the “Release Deadline”), and if not, Executive will forfeit any right to severance payments or benefits under this Agreement. To become effective, the Release must be executed by Executive and any revocation periods (as required by statute, regulation, or otherwise) must have expired without Executive having revoked the Release. In addition, in no event will severance payments or benefits be paid or provided until the Release actually becomes effective. If the termination of employment occurs at a time during the calendar year where the Release Deadline could occur in the calendar year following the calendar year in which Executive’s termination of employment occurs, then any severance payments or benefits under this Agreement that would be considered deferred compensation (within the meaning of Section 409A) will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or such later time as required by (i) the payment schedule applicable to each payment or benefit as set forth in Section 6, (ii) the date the Release becomes effective, or (iii) Section 7(d)(ii); provided that the first payment shall include all amounts that would have been paid to Executive if payment had commenced on the date of Executive’s termination of employment.

(b)           Restrictive Covenants. The receipt of any termination benefits pursuant to Section 6 will be subject to Executive not violating the provisions of Section 9. In the event Executive breaches the provisions of Section 9, all continuing payments and benefits to which Executive may otherwise be entitled pursuant to Section 6 will immediately cease.

(c)           Confidential Information Agreement. Executive’s receipt of any payments or benefits under Section 6 will be subject to Executive continuing to comply with the terms of the Confidentiality Agreement (as defined in Section 11(a) below).

(d)           Section 409A.

(i)              The parties hereto intend that the payments and benefits under this Agreement be exempt from Section 409A (as defined below) or, to the extent not exempt, comply therewith and, accordingly, this Agreement shall be interpreted consistent with such intent. Nothing in this Agreement shall be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A) from Executive to the Company or to any other individual or entity.

(ii)             Notwithstanding anything to the contrary in this Agreement, to the extent necessary to avoid the imposition of taxes and penalties under Section 409A, (A) no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A; (B) if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination of employment (other than due to death), then any severance pay or benefits to be paid or provided to Executive within the first six (6) months following Executive’s separation from service will become payable on the first to occur of the Executive’s death or the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service, and all subsequent severance pay or benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment, installment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations; and (C) (1) all reimbursements hereunder shall be made on or prior to the last day of the calendar year following the calendar year in which Executive incurred the expense, (2) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (3) the amount of expenses eligible for reimbursement or in-kind benefits provided in any calendar year shall not in any way affect the expenses eligible for reimbursement or in-kind benefits to be provided, in any other calendar year.

(iii)            The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions that are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

8.            Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

(a)           Cause. “Cause” means:

(i)              Executive’s gross negligence or willful misconduct in the performance of his or her duties and responsibilities to the Company (other than resulting from incapacity due to physical or mental illness) that is, or is reasonably expected to be, materially and demonstrably injurious to the Company;

(ii)             Executive’s commission of any act of fraud, theft, embezzlement, or any other willful misconduct that has caused or that is, or is reasonably expected to be, materially and demonstrably injurious to the Company;

(iii)            Executive’s conviction of, or pleading guilty or nolo contendere to, any felony or a lesser crime involving moral turpitude; provided that such lesser crime that is, or is reasonably expected to be, materially and demonstrably injurious to the Company;

(iv)            Executive has willfully violated the Company’s employment discrimination, sexual harassment or fraternization policies or any other material written Company policy, in each case as they may be in effect from time to time (after a good faith investigation by the Board or the Committee);

(v)             Executive’s alcohol abuse or other substance abuse that materially impairs Executive’s ability to perform his obligations and that is, or is reasonably expected to be, materially and demonstrably injurious to the Company;

(vi)            Executive’s unauthorized and willful use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of his or her relationship with the Company; or

(vii)           Executive’s material and willful breach of any restrictive covenants to which the Executive has agreed to in writing with respect to the Company.

For purposes of this Section 8(a), no act, or failure to act, on the part of the Executive (A) that has occurred prior to the date hereof shall be deemed to be for Cause or (B) shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith and without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Prior to a termination of the Executive’s employment for “Cause”, the Company will provide the Executive with written notice describing the facts and circumstances that the Company believes constitutes Cause and, in cases where the Company reasonably determines that cure is possible, the Executive shall be provided a 20-day period during which he may cure the circumstances alleged to constitute Cause. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the lawful and reasonable directives of the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith or in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (excluding the Executive, if the Executive is a member of the Board) at a meeting of the Board (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel for the Executive, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in this Section 8(a), and specifying the particulars thereof in detail.

(b)           Change of Control. “Change of Control” shall have the meaning ascribed to it in the Equity Plan; provided, however, that a management led buyout shall not be considered a Change of Control for purposes of this Agreement.

(c)           Code. “Code” means the Internal Revenue Code of 1986, as amended.

(d)           Disability. “Disability” or “Disabled” means that Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one (1) year.

(e)           Good Reason. “Good Reason” means Executive’s termination of employment within thirty (30) days following the expiration of any cure period (discussed below) following the occurrence of one or more of the following, without Executive’s consent:

(i)              A change in Executive’s title or reporting relationship or a material reduction of Executive’s duties, authority or responsibilities, relative to Executive’s duties, authority or responsibilities in effect immediately prior to such reduction;

(ii)             A reduction (or series of reductions) in either Executive’s Base Salary or Target Bonus equal to or greater than 10%;

(iii)            A material change in the geographic location of Executive’s primary work facility or location from Manhattan, NY; or

(iv)            A material breach by the Company of a material provision of this Agreement (other than a breach by the Company of Section 1 of the Agreement which shall be covered instead by clause (i) of this definition of Good Reason).

Executive will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for Good Reason within sixty (60) days of the initial existence of the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date the Company receives such notice during which such condition must not have been cured.

(f)            Governmental Authority. “Governmental Authority” means any federal, state, municipal, foreign or other government, governmental department, commission, board, bureau, agency or instrumentality, or any private or public court or tribunal.

(g)           Person. “Person” shall be construed in the broadest sense and means and includes any natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and other entity or Governmental Authority.

(h)           Retirement. “Retirement” means the Executive’s resignation of employment (other than for Good Reason) on or after the Executive’s attainment of age 65 with five consecutive years of service with the Company (inclusive of any prior service with Pine River or the Company prior to the internalization).

(i)            Section 409A. “Section 409A” means Section 409A of the Code, and the final regulations and any guidance promulgated thereunder or any state law equivalent.

9.             Restrictive Covenants.

(a)           Non-Competition. During the period commencing on the Start Date and continuing until the nine (9) month anniversary of the date when Executive’s Employment terminated for any reason, Executive shall not, without the prior written consent of the Company’s Chief Executive Officer, directly or indirectly, whether alone or in conjunction with others, as an employee, employer, consultant, agent, principal, partner, shareholder, corporate officer, director, or through any other kind of ownership or in any other representative or individual capacity: (i) engage or participate in, manage, operate, join, render any services to, or acquire any financial or beneficial interest in, any business or activity anywhere in the world that competes with the Company’s business as in effect or with respect to which the Company has taken material steps to implement during Executive’s employment or as of the date of termination of such employment (“Competitive Business”); (ii) permit Executive’s name directly or indirectly to be used by or to become associated with any other person in connection with a business that is competitive or substantially similar to the Company; or (iii) induce or assist any other person to engage in any of the activities described in clauses (i) or (ii) above; provided, that, notwithstanding the foregoing, it shall not be a violation of this Section 9(a) for Executive to do any of the foregoing (A) for any person, entity or affiliated group of entities so long as Executive is not directly involved with the division, subsidiary or business engaged in the Competitive Business, (B) for any person, entity or affiliated group of entities that derives ten percent or less of its revenues from the Competitive Business, or (C) own up to five percent of the securities of any person, entity or affiliated group of entities engaged in a Competitive Business.

(b)           Non-Solicitation. During the period commencing on the Start Date and continuing until the first anniversary of the date when Executive’s Employment terminated for any reason, Executive shall not, without the prior written consent of the Company’s Chief Executive Officer, directly or indirectly, personally or through others, solicit, recruit or attempt to solicit or recruit (on Executive’s own behalf or on behalf of any other Person) either (i) any current employee or any substantially full-time consultant of the Company or any of the Company’s affiliates, (ii) any former employee or consultant of the Company or any of the Company’s affiliates who left the Company’s (or such affiliate’s) service within the six (6) months preceding the Executive’s termination date (unless such former employee was terminated by the Company without Cause or resigned for Good Reason), or (iii) the business of any customer of the Company or any of the Company’s affiliates on whom Executive called or with whom Executive became acquainted during Executive’s Employment, excluding solicitation of any customer for a business activity that is not related to any current business activity of the Company. Executive represents that Executive is (i) familiar with the foregoing covenant not to solicit, and (ii) fully aware of Executive’s obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants. Notwithstanding the foregoing, this Section 9(b) shall (1) not apply to the Executive’s personal administrative staff who perform secretarial-type functions, (2) not prohibit the Executive from serving as a reference and (3) not apply to general solicitations that are not targeted at Company employees.

(c)           Non-Disparagement. Executive shall not make any remarks disparaging the conduct or character of the Company, any of the Company’s affiliates, any of the Company’s or any Company affiliates’ current or former employees, officers, directors, successors or assigns. The Company shall not make any official remarks, and shall instruct its directors and executive officers not to make any remarks, disparaging the conduct or character of the Executive. Nothing in this Section 9(c) shall limit either party’s ability to make truthful statements as required by law or legal process, to assert a legal claim or as a defense in any legal proceeding.

If any restriction set forth in this Section 9 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable. Executive understands that the restrictions contained in this Section 9 are necessary for the protection of the business and goodwill of the Company and Executive considers them to be reasonable and necessary to protect and maintain the proprietary and other legitimate business interests of the Company and that the enforcement of such restrictive covenants shall not prevent Executive from earning a livelihood. Executive further acknowledges that the Company would be irreparably harmed and damaged if any of the covenants in this Section 9 are breached and that the remedy at law for any breach or threatened breach of this Section 9, if such breach or threatened breach is held by a court to exist, shall be inadequate and, accordingly, that the Company shall, in addition to all other available remedies, be entitled to injunctive relief without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law. Executive hereby waives trial by jury and agrees not to plead or defend on grounds of inadequate remedy at law or any element thereof in an action by the Company against Executive for injunctive relief or for specific performance of any obligation pursuant to this Agreement. The period of time during which the provisions of this Section 9 shall apply shall be extended by the length of time during which Executive may be in breach of the terms hereof.

10.           Golden Parachute.

(a)           Anything in this Agreement to the contrary notwithstanding, if any payment or benefit Executive would receive from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax; or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment. Any reduction made pursuant to this Section 10(a) shall be made in accordance with the following order of priority: (i) stock options whose exercise price exceeds the fair market value of the optioned stock (“Underwater Options”) (ii) Full Credit Payments (as defined below) that are payable in cash, (iii) non-cash (other than those described in clause (vi) below) Full Credit Payments that are taxable, (iv) non-cash (other than those described in clause (vi) below) Full Credit Payments that are not taxable (v) Partial Credit Payments (as defined below) and (vi) non-cash employee welfare benefits. In each case, reductions shall be made in reverse chronological order such that the payment or benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first payment or benefit to be reduced (with reductions made pro-rata in the event payments or benefits are owed at the same time). “Full Credit Payment” means a payment, distribution or benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, that if reduced in value by one dollar reduces the amount of the parachute payment (as defined in Section 280G of the Code) by one dollar, determined as if such payment, distribution or benefit had been paid or distributed on the date of the event triggering the excise tax. “Partial Credit Payment” means any payment, distribution or benefit that is not a Full Credit Payment.

(b)           Golden Parachute Tax Solutions LLC or such other nationally recognized certified public accounting firm selected by the Company prior to the Change of Control and acceptable to Executive (the “Accounting Firm”) shall perform the foregoing calculations related to the Excise Tax; provided that in no event shall the Accounting Firm be a firm providing advice to a third party effectuating the Change of Control. If a reduction is required pursuant to Section 10(a), the Accounting Firm shall administer the ordering of the reduction as set forth in Section 10(a). The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. In connection with making determinations under this Section, the Accounting Firm shall take into account the value of any reasonable compensation for services to be rendered by the Executive before or after the Change of Control, including any non-competition provisions that may apply to the Executive, and the Company shall cooperate in the valuation of any such services, including any non-competition provisions

(c)           The Accounting Firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to Executive and the Company (i) as soon as administratively practicable prior to the date on which the Change of Control occurs (ii) as soon as administratively practicable following Executive’s termination of employment and (iii) within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered. Any good faith determinations of the Accounting Firm made hereunder shall be final, binding, and conclusive upon Executive and the Company.

11.           Pre-Employment Conditions.

(a)           Confidentiality Agreement. Executive’s acceptance of this offer and Executive’s Employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Confidential Information and Inventions Agreement, a copy of which is attached hereto as Attachment C for Executive’s review and execution (the “Confidentiality Agreement”), prior to or on Executive’s Start Date.

12.           Arbitration.

(a)           Arbitration. In consideration of Executive’s Employment with the Company, its promise to arbitrate all employment-related disputes, and Executive’s receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with the Company and any employee, officer, director, or benefit plan of the Company in their capacity as such or otherwise arising out of, relating to, or resulting from Executive’s Employment with the Company or termination thereof, including any breach of this Agreement, will be subject to binding arbitration pursuant to New York law. The Federal Arbitration Act shall also apply with full force and effect.

(b)           Dispute Resolution. Disputes that Executive agrees to arbitrate, and thereby agrees to waive any right to a jury trial, include any statutory claims under local, state, or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes Oxley Act, the Worker Adjustment and Retraining Notification Act, the New York State Human Rights Law, New York Equal Rights Law, New York Whistleblower Protection Law, New York Family Leave Law, New York Equal Pay Law, the New York City Human Rights Law, claims of harassment, discrimination, and wrongful termination, and any statutory or common law claims. Executive and the Company further understand that this agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(c)           Procedure. Executive agrees that any arbitration will be administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its Employment Arbitration Rules & Procedures (the “JAMS Rules”). The arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, motions to dismiss and demurrers, and motions for class certification, prior to any arbitration hearing. The arbitrator shall have the power to award any remedies available under applicable law, and the arbitrator shall award attorneys’ fees and costs to the prevailing party, except as prohibited by law. The Company will pay for any administrative or hearing fees charged by the administrator or JAMS, and all arbitrator’s fees, except that Executive shall pay any filing fees associated with any arbitration that Executive initiates, but only so much of the filing fee as Executive would have instead paid had Executive filed a complaint in a court of law. Executive agrees that the arbitrator shall administer and conduct any arbitration in accordance with New York law, and that the arbitrator shall apply substantive and procedural New York law to any dispute or claim, without reference to the rules of conflict of law. To the extent that the JAMS Rules conflict with New York law, New York law shall take precedence. The decision of the arbitrator shall be in writing. Any arbitration under this Agreement shall be conducted in New York County, New York.

(d)           Remedy. Arbitration shall be the sole, exclusive, and final remedy for any dispute between Executive and the Company. Accordingly, except as provided by this Agreement or to enforce a judgement against the Company, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law that the Company has not adopted.

(e)           Administrative Relief. Executive is not prohibited from pursuing an administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Workers’ Compensation Board. However, Executive may not pursue court action regarding any such claim, except as permitted by law.

(f)            Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understands it, including that EXECUTIVE IS WAIVING EXECUTIVE’S RIGHT TO A JURY TRIAL.

(g)           Independent Advice. Executive acknowledges that Executive has been advised to obtain independent advice and legal counsel to advise Executive concerning this Agreement, and that Executive has either done so or has knowingly waived that opportunity of Executive’s own free choice. Neither the Company nor any attorneys for the Company have advised Executive concerning this Agreement, and Executive is relying solely upon the advice of Executive’s own independent counsel (if any); nor has the Company or any attorneys for the Company coerced, used undue influence, or otherwise induced Executive to enter into this Agreement.

13.           Successors.

(a)           Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business or assets that become bound by this Agreement or any affiliate of any such successor that employs Executive.

(b)           Executive’s Successors. This Agreement and all of Executive’s rights hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

14.           Miscellaneous Provisions.

(a)           Indemnification. The Company shall indemnify and advance Executive expenses to the maximum extent permitted by applicable law, the Company’s Bylaws with respect to Executive’s service, and that certain Indemnification Agreement, and Executive shall also be covered under a directors and officers liability insurance policy on terms no less favorable than that provided to other directors and officers of the Company, which shall be paid for by the Company to the extent that the Company maintains such a liability insurance policy now or in the future. This provision shall survive termination of this Agreement for any reason.

(b)           Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(c)           Notice.

(i)              General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In Executive’s case, mailed notices shall be addressed to Executive at the home address that Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(ii)             Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason will be communicated by a notice of termination to the other party hereto given in accordance with Section 14(c)(i) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the giving of such notice), subject to any applicable cure period. The failure by Executive or the Company to include in the notice any fact or circumstance which contributes to a showing of Good Reason or Cause, as applicable, will not waive any right of Executive or the Company, as applicable, hereunder or preclude Executive or the Company, as applicable, from asserting such fact or circumstance in enforcing his or her or its rights hereunder, as applicable.

(d)           Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(e)           Whole Agreement. This Agreement supersedes any prior agreement related to the subject matter hereof. No other agreements, representations or understandings (whether oral or written and whether express or implied) that are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement and the Confidentiality Agreement contain the entire understanding of the parties with respect to the subject matter hereof.

(f)            Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other deductions required to be withheld by law.

(g)           Choice of Law and Severability. This Agreement shall be interpreted in accordance with the laws of the State of New York without giving effect to provisions governing the choice of law. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively, the “Law”) then that provision shall be curtailed or limited only to the minimum extent necessary to bring the provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

(h)           No Assignment. This Agreement and all of Executive’s rights and obligations hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer to such entity of all or a substantial portion of the Company’s assets.

(i)            Acknowledgment. Executive acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from Executive’s personal attorney, has had sufficient time to, and has carefully read and fully understood all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

(j)            Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

(k)           Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to this Agreement by electronic means. Executive hereby consents to receive such documents by electronic delivery.

[Signature Page Follows]

After you have had an opportunity to review this Agreement, please feel free to contact me if you have any questions or comments. To indicate your acceptance of this Agreement, please sign and date this letter in the space provided below and return it to the Company.

Very truly yours,

Granite point mortgage trust inc.

	By:	/s/ John A. Taylor
(Signature)

	Name:	John A. Taylor

	Title:	President and Chief Executive Officer

ACCEPTED AND AGREED:

STEPHEN ALPART

/s/ Stephen Alpart
(Signature)

October 4, 2020
Date

Attachment A: Indemnification Agreement

Attachment B: General Release of Claims

Attachment C: Confidential Information and Assignment of Inventions Agreement

ATTACHMENT A

INDEMNIFICATION AGREEMENT

(See Attached)

ATTACHMENT B

GENERAL RELEASE OF CLAIMS

(See Attached)

ATTACHMENT C

CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

(See Attached)

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